Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of December 2, 2025

Principal Amount: Up to $1,500,000.00

Churchill Capital Corp IX, a Cayman Islands exempted company and a special purpose acquisition company (the “Maker”), promises to pay to the order of Churchill Sponsor IX LLC, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00) (the “Principal Amount”) in lawful money of the United States of America, on the terms and conditions described below. Other than to the extent unpaid amounts owing under this Note are converted in accordance with clause 13, all payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The principal balance of this Note shall be due and payable in cash by the Maker on the earlier of (such date, the “Maturity Date”), subject to Section 12 below, (a) the date that Maker consummates the Maker’s initial business combination and (b) the date of the liquidation of the Maker. Under no circumstances shall any individual, including, but not limited to, any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Drawdown Requests. The principal of this Note may be drawn down from time to time prior to the Maturity Date, upon written request from Maker to Payee (the “Drawdown Request”) and shall be subject to the approval of the Drawdown Request by Payee in its sole discretion. Each Drawdown Request must state the amount to be drawn down and must not be an amount less than Ten Thousand U.S. Dollars ($10,000) unless agreed upon by Maker and Payee. If Payee agrees to fund a Drawdown Request, Payee shall fund such Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00). Once an amount is drawn down under this Note, it shall not be available for future Drawdown Request even if prepaid. Except as set forth herein, no fees, payments or other amounts shall be due to Payee in connection with, or as a result of, the Drawdown Request by Maker.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including, without limitation, reasonable attorneys’ fees, and then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

8. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

9. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (a) personally or sent by first class registered or certified mail, or overnight courier service to the address designated in writing, (b) by facsimile to the number most recently provided to such party or such other fax number as may be designated in writing by such party or (c) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (“Trust Account”) established in connection with the Maker’s initial public offering (“the “IPO”), in which the proceeds of the IPO (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the private placement warrants issued in a private placement that occurred simultaneously with the closing of the IPO were deposited, as described in greater detail in Maker’s Registration Statement on Form S-1 (No. 333-278192) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The provisions of this Section 12 shall be in addition to, and not in limitation of, any releases of Claims provided by the Payee pursuant to any other agreement between the Payee and the Maker.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by the Maker (by operation of law or otherwise) without the prior written consent of the Payee and any attempted assignment without the required consent shall be void.

15. Conversion.

(a) Notwithstanding anything contained in this Note to the contrary, at Payee’s option, at any time prior to payment in full of the principal balance of this Note, Payee may elect to convert all or any portion of the unpaid principal balance of this Note into that number of units, each unit consisting of one Class A ordinary share of the Maker and one-quarter of one warrant, each whole warrant exercisable for one Class A ordinary share of the Maker (the “Conversion Units”), equal to: (x) the portion of the principal amount of this Note being converted pursuant to this Section 15, divided by (y) ten dollars ($10.00), rounded up to the nearest whole number of units. Other than to the extent prohibited by the Maker’s articles of association, the Conversion Units shall be identical to the units issued by the Maker to the Payee in a private placement upon consummation of the Maker’s IPO. In accordance with the Maker’s articles of association, the Class A ordinary shares underlying the Conversion Units, including the Class A ordinary shares that may be issued upon exercise of any warrants, will not entitle the holder thereof to (a) receive funds from the Trust Account; or (b) vote on any initial business combination or any other proposal presented to the shareholders prior to or in connection with the completion of an initial business combination. The Conversion Units and their underlying securities, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights set forth in Section 16 hereof.

(b) Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Units, (iii) Maker shall promptly deliver a new duly executed Note to Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates) (Payee or such other persons, the “Holders”) the Conversion Units, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

(c) The Conversion Units shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

16. Registration Rights.

(a) Reference is made to that certain Registration Rights Agreement between Maker and the parties thereto, dated as of May 1, 2024 (as it may be further amended from time to time, the “Registration Rights Agreement”). All capitalized terms used in this Section 16 shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b) The Holders shall be entitled to make up to three (3) Underwritten Demands, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement.

(c) The Holders shall also be entitled to include the Conversion Units and their underlying securities in Piggyback Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d) Except as set forth above, the Holders and Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement and in any other registration rights agreements that the Holders and Maker may enter into in connection with the Maker’s initial business combination.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Churchill Capital Corp IX

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer